SEC 1745 (02-02)  Potential  persons who are  to respond  to the  collection  of
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*

                             Union Community Bancorp
                                (Name of Issuer)

                         Common Stock, without par value
                         (Title of Class of Securities)

                                   906054 10 1
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  906054 10 1
           -----------

--------------------------------------------------------------------------------

               1.   Names of Reporting Persons.

                    I.R.S. Identification Nos. of above persons (entities only). Joseph E. Timmons
                    ------------------------------------------------------------

               2. Check the Appropriate Box if a Member of a Group (See Instructions)

                    (a) N/A
                        --------------------------------------------------------
                    (b)
                        --------------------------------------------------------

               3.   SEC Use Only _______________________________________________

               4.   Citizenship or Place of Organization
                    United States of America
                    ------------------------------------------------------------

               5.   Sole Voting Power    118,366
                                      ------------------------------------------
Number of
Shares         6.   Shared Voting Power   0
Beneficially                            ----------------------------------------
Owned by
Each
Reporting      7.   Sole Dispositive Power   118,366
                                             -----------------------------------

               8.   Shared Dispositive Power   0
                                             -----------------------------------


               9. Aggregate Amount Beneficially Owned by Each Reporting Person 118,366 Shares
                    ------------------------------------------------------------

               10.  Check if the  Aggregate  Amount in Row (9) Excludes  Certain
                    Shares (See Instructions)     N/A
                                               ---------------------------------

               11.  Percent of Class Represented by Amount in Row (9)    5.5%
                                                                      ----------

               12.  Type of Reporting Person (See Instructions)
                    IN
                    ------------------------------------------------------------

Item 1.

(a)  Union Community Bancorp

(b)  221 E. Main Street, Crawfordsville, Indiana 47933


Item 2.

(a)  Joseph E. Timmons

(b)  c/o Union Community Bancorp,  221 E. Main Street,  Crawfordsville,  Indiana
     47933

(c)  United States of America

(d)  Union Community Bancorp Common Stock, without par value

(e)  906054 10 1


Item 3.  If this  statement is filed  pursuant to Rule  13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

N/A


Item 4.  Ownership

(a)  118,366

(b)  5.5%

(c)  (i)   118,366
     (ii)  0
     (iii) 118,366
     (iv)  0

Item 5.  Ownership of Five Percent or Less of a Class

N/A


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

N/A


Item 8.  Identification and Classification of Members of the Group

N/A


Item 9.  Notice of Dissolution of Group

N/A


Item 10. Certification

N/A

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           February 9, 2004
                                           -------------------------------------
                                           Date


                                           By: /s/ Joseph E. Timmons
                                               ---------------------------------
                                               Joseph E. Timmons